COOPERATION AGREEMENT

            This Cooperation Agreement (this "Agreement") is dated this 30th day of April, 1996, by and among Charles Town Races, Inc., a West Virginia corporation (the "Corporation"), Charles Town Racing Limited Partnership, a West Virginia limited partnership (the "Partnership"), and PNGI Charles Town Gaming Limited Liability Company, a West Virginia limited liability company ("PNGI").

                                   BACKGROUND

            The Partnership owns that certain parcel of land including Charles Town Race Track and Shenandoah Downs and approximately 250 acres thereat (the "Premises"), and a right of first refusal with respect to an additional approximately 250 acres of land adjoining or adjacent to the Premises (the "Additional Property").

            The Partnership leases the Premises to the Corporation and the Corporation conducts thoroughbred racing and simulcast wagering and related activities at the Premises (the "Business").

            On or about February 17, 1995, the Corporation and the Partnership (which are sometimes hereinafter collectively referred to as the "Optionors") granted to a third party an option (the "Option") to acquire: the Premises, the right of first refusal to purchase the Additional Property, and all of the other assets, rights and privileges of the Optionors in connection with the operation of the Business. The Option was subsequently assigned to Bryant Development Company ("BDC"), and BDC has assigned the Option to PNGI. PNGI is the registered holder of the Option.

            The Business has not been operating at a profit, a referendum to permit video lottery games to be operated at the Premises was previously defeated, and the Business is in danger of failing. Optionors desire that PNGI extend credit to the Corporation, and incur certain costs relating to a new video lottery games referendum.

            PNGI has  substantial  experience  and  expertise in  operating  and
managing   thoroughbred   racing  and  simulcast  wagering  activities  and  the
facilities at which such activities are conducted.

            PNGI has agreed to establish a line of credit in the amount of up to $1,250,000 for working capital for the Corporation pursuant to a certain Loan and Security Agreement of even date herewith (the "Line of Credit"). PNGI has further

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agreed to assist the Corporation in supporting, and to incur costs related to, a new referendum to permit video lottery games to be operated at the Premises.

            The Corporation, the Partnership and PNGI desire to amend certain provisions of the Option and to make certain other arrangements regarding their relationships, all as set forth in and subject to the terms and provisions of this Agreement.

            NOW, THEREFORE, in consideration of the above premises, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

            1. Extension of the Option. Optionors acknowledge and agree that (a) PNGI is the registered holder of the Option; and (b) that PNGI has on or before the date hereof made a payment to Optionors aggregating $250,000, to extend the Option from March 31, 1996 until December 31, 1996 (the "Extension Date").

            2. Amendments to the Option. Optionors agree that the Option shall be and hereby is amended as follows:

            (a) the purchase price set forth in Section 1 of the Option shall be reduced as follows:

                  (i) by $1.60 for each $1 which Corporation borrows under the Line of Credit (it being understood that only the receipt of funds by Corporation upon its request under the Line of Credit, and not the mere execution of the Line of Credit, will reduce the purchase price, and it being further understood that the reduction in the purchase price shall not in any manner affect Corporation's obligation to repay all such indebtedness); and

                  (ii) by $1 for each $1 of the net amount of the purchase price (i.e. gross amount less a 10% real estate commission and other reasonable and customary closing costs) for that certain parcel of land constituting a portion of the Premises and currently under an Agreement of Sale between Corporation and Sheetz, Inc., but only if such sale is consummated prior to the closing of the sale transaction contemplated by the Option (the "Closing").

            (b) if the November 5, 1996 referendum fails (or if the question of permitting video lottery games in Jefferson County, West Virginia is not placed on the ballot for the referendum), the Option shall remain outstanding and exercisable at any time during which the Line of Credit is outstanding, whether by extension, default or otherwise, notwithstanding anything to the contrary contained or implied in this Agreement or the Option or in any other agreement between or among the parties hereto;

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            (c)  Corporation  (and not PNGI) shall be and remain  liable for the full repayment of the $750,000 loan made by AmTote International, Inc. to Corporation as provided in paragraph 7 of that certain "Agreement" dated October 20, 1994 between Corporation and AmTote International, Inc., and Corporation shall repay such loan upon the Closing.;

            (d) that upon the Closing, PNGI shall assume that certain indebtedness of Corporation to One Valley Bank, Inc. in the original principal amount of $350,000 and which has an approximate current outstanding principal balance of $167,000, incurred by Optionors for capital improvements to the Premises, and which indebtedness is secured by a Credit Line Deed of Trust made by Optionors dated November 28, 1990 and recorded in the office of the Clerk of the County Commission of Jefferson County, West Virginia in deed book 671 at page 545. It is understood that this loan is being repaid through refunds from a portion of the handle of the Business, as provided by West Virginia Law, and Optionors agree to continue making such repayments until the Closing, after which time PNGI shall assume responsibility for repayment of such indebtedness (whether or not the refunds from a portion of the handle are sufficient to fully repay the indebtedness);

            (e) Optionors acknowledge and agree that Optionors shall be liable for all (and PNGI shall not be liable for any) costs incurred by any party in connection with the settlement of that certain litigation between the Optionors and WVA 340 Limited Partnership, Civil Action No. 95-C-121 in the circuit court of Jefferson County, West Virginia, relating to the use of certain pipes for storm water run-off, as previously disclosed to PNGI;

            (f) PNGI agrees that if the November 5, 1996 referendum fails (or if the question of permitting video lottery games in Jefferson County, West Virginia is not placed on the ballot for the referendum), PNGI shall release its collateral granted to secure repayment of the Line of Credit and waive or release its rights under the Option with respect to such collateral as necessary to permit sales of such collateral to bona fide purchasers, where the proceeds of such sale are paid to One Valley Bank, Inc.

            3.    Referendum; Costs of Referendum.

                  (a) The parties acknowledge that to permit video lottery games to be operated at the Premises, a referendum on the question of permitting video lottery games in Jefferson County, West Virginia (the "Referendum") must be placed on the ballot in

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connection with the general  election  voting to be held in Jefferson  County on
November 5, 1996, and approved by such voters in connection with such election voting.

                  (b) PNGI hereby agrees to use its best efforts to cause the Referendum to be included on the ballot in connection with the November 5, 1996 election voting, and to use its best efforts to support the Referendum and to cause the Referendum to be approved by the voters of Jefferson County in such voting. All costs associated with the foregoing shall be borne by PNGI (the "Referendum Costs").

            4. Video Lottery Legislation. The parties agree that from the date hereof until June 30, 1997, each shall cooperate with each other and with the other participants in the West Virginia thoroughbred racing and simulcast wagering industry to cause Chapter 29, Article 22 of the West Virginia Code (relating to video lottery gaming) to be extended for a period of not less than five years, it being understood that Optionors shall not be required to incur any costs in connection with the foregoing, and it being further understood that this provision shall not in any manner be deemed to extend the Option until June 30, 1997 or any other time, or otherwise affect the Option or the Line of Credit.

            5. Limited Partnership Agreement. The Partnership and the Corporation hereby represent and warrant to PNGI that the copy of the limited partnership agreement of the Partnership previously delivered to PNGI (the "Partnership Agreement") is true, correct and complete.

            6. Partnership Actions. The Partnership shall not take any action or fail to take any action the result of which may be to impede the Corporation from performing all of the Corporation's obligations under this Agreement; provided however, the foregoing shall not in any manner obligate any partner of the Partnership individually, it being the intent of the parties hereto that all obligations of the Partnership be subject only to Partnership assets and not the assets of the individual partners of the Partnership.

            7. Representations and Warranties. (a) Optionors represent and warrant to PNGI that each Optionor is properly organized and in good standing in the State of West Virginia, and that each has the full corporate or partnership (as applicable) authority to enter into and perform its respective obligations under this Agreement and the transactions contemplated hereby. (b) PNGI represents and warrants to each Optionor that PNGI is properly organized and in good standing in the State of West Virginia, and has the full authority to enter into and perform this Agreement and the transactions contemplated hereby.



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            8.    Miscellaneous.

                  (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

                  (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements, or representations by or among such parties, written or oral, that may have related in any way to the subject matter hereof, but shall only amend the Option in the manner set forth in Section 2 hereof.

                  (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto, except that PNGI may assign its rights hereunder to an affiliate of PNGI.

                  (d) Counterparts.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (e) Headings. The paragraph and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or give full notice thereof.

                  (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or (and then one day after) it is sent by overnight courier, and addressed to the intended recipient as set forth below:

            If to Partnership or Corporation:

                  D. Keith Wagner, President
                  Charles Town Races, Inc.
                  Charles Town Racetrack
                  U.S. Route 340
                  Charles Town, West Virginia 25414



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            Copy to:

                  Michael B. Keller, Esq.
                  Bowles Rice McDavid Graff & Love
                  105 West Burke Street
                  Post Officer Drawer 1419
                  Martinsburg, West Virginia 25401-1419

            If to PNGI:

                  c/o Penn National Gaming, Inc.
                  Wyomissing Professional Center
                  825 Berkshire Boulevard, Suite 203
                  Wyomissing, PA 19610
                  attention: Peter M. Carlino, Chairman

            Copies to:

                  Robert P. Krauss, Esq.
                  Mesirov Gelman Jaffe & Cramer
                  1735 Market Street
                  Philadelphia, PA 19103-7598

                  James A. Reeder
                  Patton Boggs, LLP
                  2550 M Street, N.W.
                  Washington, D.C. 20037

Any party hereto may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

            (g) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of West Virginia.

            (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the party sought to be bound thereby. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant

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hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first written above.

                                    CHARLES TOWN RACES, INC.


                                    BY: /s/D. Keith Wagner
                                       D. Keith Wagner, President


                                    CHARLES TOWN RACING
                                    LIMITED PARTNERSHIP


                                    By: D.K.W. Inc., general partner
                                    and attorney-in-fact for all
                              general partners of the Partnership


                                    BY: /s/D. Keith Wagner
                                       D. Keith Wagner, President


                                    PNGI CHARLES TOWN GAMING LIMITED
                                    LIABILITY COMPANY, by Penn National
                                    Gaming of West Virginia, Inc., its
                                    Managing Member


                                    BY: /s/ William Bork  6/4/96
                                       William Bork, President




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